SCC619
(02/03)

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

ARTICLES OF INCORPORATION OF A VIRGINIA STOCK CORPORATION

The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, state(s) as follows:

1. The name of the corporation is:

   PSI International, Inc.

2. The number (and classes, if any) of shares the corporation is authorized to issue is (are):

Number of shares authorized	Class(es)
3,600,000	Common

3. A. The name of the corporation's initial registered agent is

   Timothy B. Hyland

   B. The initial registered agent is **(mark appropriate box):**

   (1) an individual who is a resident of Virginia and
   [ ] an initial director of the corporation.
   [X] a member of the Virginia State Bar.
   OR
   (2) [ ] a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

4. A. The corporation's initial registered office address, which is the business office of the initial registered agent, is:

   4613 Chain Bridge Road, Fairfax, VA 22030.
   (number/street) (city or town) (zip code)

   B. The registered office is physically located in the [X] city or [ ] county of

   Fiarfax.

5. The initial directors are:

NAME(S)	ADDRESS(ES)
Nazim Dhanani	10306 Eaton Place, Fairfax, VA 22030
Prakash Mehta	10306 Eaton Place, Fairfax, VA 22030
Richard Van Allan	10306 Eaton Place, Fairfax, VA 22030
James Krejci	10306 Eaton Place, Fairfax, VA 22030
Gerald M. Farrell	10306 Eaton Place, Fairfax, VA 22030

6. INCORPORATOR(S):

[signature] SIGNATURE(S) — **Prakash Mehta** PRINTED NAME(S)

Telephone number (optional): 703-352-8340

See instructions on the reverse.